Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Hall of Fame Resort & Entertainment Company on Form S-1 pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated March 10, 2020 with respect to our audits of the consolidated financial statements of Gordon Pointe Acquisition Corp. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 appearing in the Registration Statement of Hall of Fame Resort & Entertainment Company File No. 333-252807, including all amendments thereto.

/s/ Marcum llp

Marcum llp

New York, NY

February 9, 2021